UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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NEWS BULLETIN	RE: INNSUITES HOSPITALITY TRUST
FROM	INNSUITES HOTEL CENTRE
INNSUITES HOSPITALITY TRUST	1625 E. NORTHERN AVENUE, #105
NYSE MKT:IHT	Phoenix, Arizona 85020
FISCAL 2013	Phone: 602-944-1500
FIRST QUARTER RESULTS
FOR FURTHER INFORMATION:

Marc Berg, Executive Vice President
602-944-1500
email: mberg@innsuites.com

June 15, 2012

INNSUITES HOSPITALITY TRUST (IHT) IMPROVED FIRST QUARTER RESULTS

IHT reported net income of $464,000, for the three months ended April 30,2012, an increase of $414,000, or over 826%, from the prior year period net income of $50,000. The Trust reported operating income of $852,000 for the three months ended April 30, 2012, an increase of $409,000, or 92.3%, from the prior year period operating income of $443,000. The Trust reported room revenue of $4.3 million for the three months ended April 30, 2012, an increase of 7.18% from $4.0 million for the prior year period.

While assets remained consistent at $27.4 million, total liabilities were reduced by $1.6 million to $22.7 million from $24.2 million, or 6.4% during the first quarter of fiscal year 2013 (February 1, 2012 to April 30, 2012). Total Equity increased by $1.5 million, or 50.8%, to $4.7 million from $3.1 million reflecting improved management and an improving economy.

 With the exception of historical information, the matters discussed in this news release may include "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance due to numerous risks and uncertainties and are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained.

For more information visit www.innsuitestrust.com or www.sec.gov